Exhibit 99.1

Item 6.	Selected Financial Data

(In millions except per share amounts)	2008 (a)	2007 (b)	2006 (c)	2005 (d)	2004 (e)

Statement of Income Data
Revenues	$10,498.0	$9,746.4	$3,791.6	$2,633.0	$2,206.0
Operating Income	1,229.4	974.4	242.0	263.5	237.5
Income from Continuing Operations	975.4	766.9	164.1	198.3	218.4
Net Income	980.9	748.4	166.7	223.2	361.8
Earnings per Share from Continuing Operations:
Basic	2.33	1.82	.84	1.23	1.34
Diluted	2.24	1.73	.81	1.21	1.31
Earnings per Share:
Basic	2.34	1.77	.85	1.38	2.22
Diluted	2.25	1.69	.83	1.36	2.17

Balance Sheet Data
Working Capital	$2,805.7	$1,763.7	$1,507.2	$562.2	$890.9
Total Assets	21,090.0	21,207.4	21,262.2	4,251.6	3,576.7
Long-term Obligations	2,003.2	1,983.7	2,097.8	468.6	226.1
Shareholders’ Equity	14,926.5	14,463.6	13,879.1	2,793.3	2,665.6

On January 1, 2009, the company adopted FSP APB No. 14-1 and FSP EITF 03-6-1. The above selected financial data reflects the retroactive presentation of prior periods to conform to the current accounting as required by both standards. As allowed by the standard, the provisions of FSP APB No. 14-1 were not applied to 2005 and 2004. The caption “restructuring and other costs” in the notes below includes amounts charged to cost of revenues, primarily for the sale of inventories revalued at the date of acquisition.

(a)
Reflects a $36.9 million pre-tax charge for restructuring and other costs; an after-tax gain of $5.5 million related to the company’s discontinued operations; and the repurchase of $187.4 million of the company’s common stock.

(b)
Reflects a $91.4 million pre-tax charge for restructuring and other costs; an after-tax loss of $18.5 million related to the company’s discontinued operations; and the repurchase of $898.0 million of the company’s common stock.

(c)
Reflects completion of the merger with Fisher on November 9, 2006, including issuance of common stock. Also reflects a $123.3 million pre-tax charge for restructuring and other costs; a charge of $36.7 million for acceleration of vesting of stock-based compensation as a result of the Fisher merger; and after-tax income of $2.6 million related to the company’s discontinued operations.

(d)
Reflects a $30.3 million pre-tax charge for restructuring and other costs; $27.6 million of pre-tax net gains from the sale of shares of Thoratec Corporation and Newport Corporation; and after-tax income of $24.9 million related to the company’s discontinued operations. Also reflects use of cash and debt for acquisitions, principally the Kendro Laboratory Products division of SPX Corporation.

(e)
Reflects a $19.2 million pre-tax charge for restructuring and other costs; $9.6 million of pre-tax gains from the sale of shares of Thoratec; $33.8 million of tax benefits recorded on completion of tax audits; and after-tax income of $143.5 million related to the company’s discontinued operations.